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                                                                                                         ---------------------------
FORM 3                                                                                                           OMB APPROVAL
                                            UNITED STATES SECURITIES AND EXCHANGE COMMISSION             ---------------------------
                                                           WASHINGTON D.C. 20549                         OMB Number:       3235-0104
                                                                                                         Expires:     April 30, 1997
                                        INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES             Estimated average burden
                                                                                                         hours per response......0.5
                                                                                                         ---------------------------
            Filed        pursuant to Section  16(a) of the  Securities  Exchange
                         Act  of  1934,  Section  17(a)  of the  Public  Utility
                         Holding  Company  Act of 1935 or  Section  30(f) of the
                         Investment Company Act 1940
(Print or Type Responses)
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1. Name and Address of Reporting Person   |2. Date of Event     |4. Issuer Name and Ticker or Trading Symbol
                                          |   Requiring         |     Commercial Net Lease Realty, Inc. NNN
                                          |   Statement         |-------------------------------------------------------------------
  Jennings     Richard          B         |  (Month/Day/Year)   |5. Relationship of Reporting Person to Issuer|6. If Amended, Date
------------------------------------------|     June 2000       |       (Check all applicable)                |    of Original
 (Last)       (First)        (Middle)     |---------------------|      __X__ Director    _____10% Owner       |   (Month/Day/Year)
                                          |3. IRS or Social     |      _____ Officer(give title below)        |
 530 East 86th Street, Apt. 15C           |   Security Number   |      _____ Other  (specify Below)           |
------------------------------------------|   of Reporting      |                                             |
               (Street)                   |   Person (Voluntary)|                                             |
                                          |                     |                                             |
New York          NY           10028      |     ###-##-####     |                                             |
------------------------------------------|-----------------------------------------------------------------------------------------
(City)          (State)          (Zip)    |         Table I - Non-Derivative Securities Benefically Owned
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1. Title of Security                      |2. Amount of Securities  |3. Ownership Form:  |4. Nature of Indirect Benefical Ownership
   (Instr. 4)                             |   Beneficially Owned    |   Direct (D) or    |   (Instr. 5)
                                          |   (Instr. 4)            |   Indirect (I)     |
                                          |                         |   (Instr. 5)       |
------------------------------------------|-------------------------|--------------------|------------------------------------------
  None                                    |                         |                    |
------------------------------------------|-------------------------|--------------------|------------------------------------------
                                          |                         |                    |
------------------------------------------|-------------------------|--------------------|------------------------------------------
                                          |                         |                    |
------------------------------------------|-------------------------|--------------------|------------------------------------------
                                          |                         |                    |
------------------------------------------|-------------------------|--------------------|------------------------------------------
                                          |                         |                    |
------------------------------------------|-------------------------|--------------------|------------------------------------------
                                          |                         |                    |
------------------------------------------|-------------------------|--------------------|------------------------------------------
                                          |                         |                    |
------------------------------------------|-------------------------|--------------------|------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                                                                     SEC 1473 (8-92)
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FORM 3 (CONTINUED)           TABLE II - - DERIVATIVE SECURITIES  BENEFICIALLY OWNED
                                          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of  Derivative | 2. Date Exer- | 3. Title and Amount of Underlying | 4.
   Conversion or |5. Ownership |6. Nature of Security | cisable and | Derivative
   Securities | Exercise | Form of | Beneficial
     (Instr. 4)          |    Expiration   |    (Instr. 4)                      |    Price of       |   Derivative |   Ownership
                         |   (Month/Day/   |                                    |    Derivative     |   Security:  |   (Instr. 5)
                         |     Year)       |                                    |    Security       |   Direct (D) |
                         |                 |                                    |                   |   Indirect   |
                         |-----------------|------------------------------------|                   |   (I)        |
                         | Date   | Expira-|                   | Amount or      |                   |   (Instr. 5) |
                         | Exer-  | tion   |      Title        | Number of      |                   |              |
                         | cisable| Date   |                   | Shares         |                   |              |
                         |        |        |                   |                |                   |
-------------------------|--------|--------|-------------------|----------------|-------------------|--------------|----------------
 None                    |        |        |                   |
-------------------------|--------|--------|-------------------|----------------|-------------------|--------------|----------------
                         |        |        |                   |
-------------------------|--------|--------|-------------------|----------------|-------------------|--------------|----------------
                         |        |        |                   |
-------------------------|--------|--------|-------------------|----------------|-------------------|--------------|----------------
                         |        |        |                   |
-------------------------|--------|--------|-------------------|----------------|-------------------|--------------|----------------
                         |        |        |                   |
-------------------------|--------|--------|-------------------|----------------|-------------------|--------------|----------------

Explanation of Responses:




**   Intentional misstatements or ommissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                            /S/ Richard Jennings       July 6, 2000
                                                                                            ----------------------     -------------
                                                                                            Signature of Reporting     Date
                                                                                               Person
Note: File three copies of this Form, one of which must be manually signed.                                                   Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1473 (8/92)


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